Exhibit 5.1       Opinion of Robert C. Laskowski, Esq. (regarding legality).

                               ROBERT C. LASKOWSKI
                                 Attorney at Law
                            520 SW Yamhill, Suite 600
                             Portland, Oregon 97204
                            Telephone: (503) 241-0780
                            Facsimile: (503) 227-2980

                                February 14, 2005
                           To the Board of Directors
Cyberads, Inc.

Gentlemen:
         We have acted as counsel for Cyberads, Inc. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 5,000,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to the Company's Consultants and Advisers 2005 Compensation Plan and for unpaid compensation to Walter Tatum. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.
         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.
         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                            Very truly yours,


                                            /s/ Robert c. Laskowski


























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